Exhibit 3.1(25)

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

This FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) is dated as of October 22, 2013 (the “Effective Date”), and entered into by and among Caroline LLC, a Delaware limited liability company (the “Company”) and Cott Corporation, its sole member (the “Sole Member” and together with the Company, each a “Party” and collectively, the “Parties”), and is made with reference to that certain Limited Liability Company Agreement of the Company dated as of July 2, 2010 (the “LLC Agreement”). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the LLC Agreement.

BACKGROUND

The Parties desire to amend the LLC Agreement pursuant to the below terms and conditions. Pursuant to the LLC Agreement, any amendment to the LLC Agreement requires amendment by a written instrument executed by the Member.

NOW, THEREFORE, BE IT RESOLVED, that the parties hereto, for good and valuable consideration and intending to be legally bound, agree as follows:

AGREEMENT

1. Amendment.

1.1 Replace Paragraph 9 of the LLC Agreement in its entirety with the following:

9. Transferability of Membership Interest. Except as the Member may agree in writing, the membership interest of the Member in the Company (“Interests”) is transferable either voluntarily or by operation of law. All or a portion of the Interests may be sold, assigned, transferred, exchanged, mortgaged, pledged, granted, hypothecated, encumbered or otherwise transferred (whether absolutely or as security). Upon the transfer of the entire Interest, the transferee shall be admitted as a member at the time of the transfer and shall obtain all of the rights appurtenant to being a member of the Company. Notwithstanding the foregoing, §18-702 or §18-704 of the Act or anything else in this Agreement or the Act to the contrary and without the consent of the other Members:

(a) The Member may grant a security interest in or against any Interests or any and all rights and privileges related to the interests and any and all rights or privileges under this Agreement, including, without limitation, any economic or voting or other consensual rights (“Rights”) (collectively a “Pledge”) in which the Member has an interest, and may agree to rights and remedies related to the same pursuant to one or more agreements with any person or entity, to whom the Company or any Member gives, or purports to give, a security interest (including a pledge or other encumbrance) in any assets, which may include membership interests in the Company or any other rights or interests related thereto (a “Secured Party”) (all such agreements, collectively, the “Pledge Agreement”).

(b) A Secured Party may exercise any and all rights and remedies provided to it in a Pledge Agreement, including, without limitation, any rights to cause the transfer of Interests and to exercise voting or consensual rights (with or without the transfer of Interests) to the extent any such rights and remedies are provided for or granted pursuant to the Pledge Agreement.

(c) No Pledge shall, except as otherwise provided in the Pledge Agreement (i) cause any Member to cease to be, or have the power to exercise any rights or powers of, a Member; or (ii) impose any liability on any Secured Party solely as a result of the Pledge.

(d) A person or entity that acquires Interests or Rights from a Member pursuant to an exercise of remedies under a Pledge (an “Assignee”) may become a member of the Company pursuant to the exercise of rights granted to the Secured Party and without the need for action or consent by any Member. An Assignee that becomes a member of the Company shall not, except to the extent required by a non-waivable provision of applicable law or as provided in the Pledge Agreement, assume any liabilities of the predecessor Member. Without limiting the foregoing, the Assignee shall not be liable for the assignor’s obligations to make capital contributions under §18-502 of the Act.

Each Member hereby acknowledges and consents to the foregoing provisions and agrees to the right of any Secured Party to enforce that Secured Party’s rights and remedies under a Pledge Agreement without any further action or consent of any Members.

2. No Further Amendment. Except as expressly amended and modified herein, the LLC Agreement shall otherwise remain in full force and effect.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction of signatures by means of fax, pdf or other electronic means shall be treated as though such reproductions are executed originals.

4. Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered as of the date and year first above written.

COTT CORPORATION, as Sole Member

By:	/s/ Jason Ausher
	Name:	Jason Ausher
	Title:	Treasurer

[Signature Page to Amendment No. 1 to LLC Agreement]

LIMITED LIABILITY COMPANY AGREEMENT

OF

CAROLINE LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made and entered into by and between Cott Corporation as the sole member (the “Member”), and Caroline LLC, a Delaware limited liability company (the “Company”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act, 6 Del, C. § 18-101, et. seq., as amended from time to time (the “Act”), and engaging in any and all lawful activities necessary or incidental to the foregoing.

2. Member. The name and address of the Member are:

Cott Corporation

5519 W. Idlewild Ave.

Tampa, FL 33634

3. Term. The term of existence of the Company shall commence on the effective date of the filing with the Secretary of State of the State of Delaware of the Certificate of Formation of the Company and shall thereafter continue indefinitely.

4. Management.

(a) The business and affairs of the Company shall be managed by the Member. The Member shall have, to the fullest extent permitted by the Act, full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company, to make all decisions regarding such matters and to perform any and all acts and to engage in any and all activities necessary, customary or incident to the management of the business, affairs and properties of the Company. The Member shall have authority to execute on behalf of the Company all contracts, deeds, mortgages, bonds, contracts, leases and all other documents, agreements and instruments.

(b) The Member may, by written instrument executed by the Member, appoint a board of directors, officers and agents of the Company to which the Member may delegate such duties, responsibilities and authority as shall be provided in such instrument. Any director or officer may be removed at any time by written instrument executed by the Member. Only the Member and directors, officers and agents of the Company authorized by the Member to bind the Company by written instrument executed by the Member shall have the authority to bind the Company.

5. Title to Company Property. All real and personal property shall be acquired in the name of the Company and title to any property so acquired shall vest in the Company itself rather than in the Member.

6. Compensation of Member. The Member shall be reimbursed for all expenses incurred in managing the Company and shall, at the election of the Member, be entitled to compensation for its management services, in an amount to be determined from time to time by the Member.

7. Distributions. Distributions shall be made to the Member (in cash or in kind) at the times and in the amounts determined by the Member and as permitted by applicable law.

8. Tax Elections. The Member may make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

9. Transferability of Membership Interest. Except as the Member may agree in writing, the membership interest of the Member in the Company is transferable either voluntarily or by operation of law. All or a portion of the membership interest of the Member in the Company may be sold, assigned, transferred, exchanged, mortgaged, pledged, granted, hypothecated, encumbered or otherwise transferred (whether absolutely or as security). Upon the transfer of the entire membership interest of the Member in the Company, the transferee shall be admitted as a member at the time of the transfer and shall obtain all of the rights appurtenant to being a member of the Company.

10. Admission of Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Member. In the event that any additional members are added, this Agreement shall be construed to apply to all of the members, and the additional members shall be required to either: (i) enter into, ratify and approve this Agreement; or (ii) execute a new operating agreement after the Member has terminated this Agreement Unless otherwise required by the Act (or any other valid law or regulation to which the Company is subject), if additional members have been added to the Company and this Agreement has not been terminated or modified, the decisions of the members owning at least a majority of the membership interests in the Company shall constitute the decisions of the Member for purposes of the interpretation of this Agreement.

11. Liability of the Member. The Member shall not have any liability for any debt, obligation or liability of the Company or for the acts or omissions of any other member, director, officer, agent or employee of the Company except to the extent expressly required by the Act. The failure of the Member to observe any formalities or requirements relating to the exercise of the powers of the Member or the management of the business and affairs of the Company under this Agreement or the Act shall not, by itself, be grounds for imposing personal liability on the Member for liabilities of the Company.

12. Indemnification. The Company shall indemnify the Member and such other persons as are identified by the Member by written instrument executed by the Member as entitled to be indemnified under this section for all costs, losses, liabilities and damages paid or accrued by the Member or any such other person in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of Delaware. In addition, the Company shall advance costs of defense of any proceeding to the Member or any such other, person upon receipt by the Company of an undertaking by or on behalf of the Member or such other person to repay such amount if it shall ultimately be determined that the Member or such other person is not entitled to be indemnified by the Company.

13, Dissolution.

(a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Member, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The death, dissolution, retirement, resignation, expulsion or bankruptcy of the Member or the occurrence of any other event that terminates the continued membership of the Member shall not cause a dissolution of the Company.

(b) Upon dissolution, the Company shall cease carrying on any and all activities other than the winding up of its business, but the Company is not terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been filed pursuant to the Act Upon the winding up of the Company, the assets of the Company shall be distributed: (i) first to creditors, including the Member if the Member is a creditor, to the extent permitted by law, in satisfaction of the liabilities of the Company, whether by payment or the making of reasonable provision for payment thereof; and (ii) then to the. Member. Such distributions shall be in cash or property or partly in both, as determined by the Member.

14. Conflicts of Interest. Nothing in this Agreement shall be construed to limit the right of the Member to enter into any transaction that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company. The Member does not violate a duty or obligation to the Company merely because the conduct of the Member furthers the interests of the Member. The Member may lend money to and transact other business with the Company. The rights and obligations of the Member upon lending money to or transacting business with the Company are the same as those of a person who is not the Member, subject to other applicable law. No transaction with the Company shall be void or voidable solely because the Member has a direct or indirect interest in the transaction.

15. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware, without reference to the conflict of law rules of that or any other jurisdiction.

16. Entire Agreement. This Agreement represents the entire agreement between the Member and the Company.

17. Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

18. Rights of Creditors and Third Parties. This Agreement is entered into by the Member solely to govern the operation of the Company. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any other agreement between the Company and the Member, with respect to the subject matter hereof.

19. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the Member.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on July     , 2010 to be effective for all purposes as of the effective date and time of the filing of the Certificate of Formation.

COTT CORPORATION:

By:

CAROLINE LLC:

By: